Exhibit 21.1
List of Subsidiaries

The registrant's subsidiaries are listed below, omitting certain entities that have de minimis activity, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2023.

State of Jurisdiction
Global Water Resources, Inc.	Delaware
Global Water, LLC	Delaware
West Maricopa Combine, LLC	Arizona
Global Water Holdings, Inc.	Arizona
Global Water - Belmont Water Company, Inc.	Arizona
Global Water - CP Water Company, Inc.	Arizona
Global Water - Farmers Water Company, Inc.	Arizona
Global Water - Francesca Water Company, Inc.	Arizona
Global Water - Hassayampa Utilities Company, Inc.	Arizona
Global Water - Las Quintas Serenas Water Company, Inc.	Arizona
Global Water - Lyn Lee Water Company, Inc.	Arizona
Global Water - Mirabell Water Company, Inc.	Arizona
Global Water - Palo Verde Utilities Company, Inc.	Arizona
Global Water - Red Rock Water Company, Inc.	Arizona
Global Water - Rincon Water Company, Inc.	Arizona
Global Water - Santa Cruz Water Company, Inc.	Arizona
Global Water - Tortolita Water Company, Inc.	Arizona
Global Water - Turner Ranches Irrigation, Inc.	Arizona